Exhibit 10.1

Consultation Agreement

This Consultation Agreement (this“Agreement”) is dated August 12,2010, and is entered into among Zhengzhou Shentong Investment Consulting Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shentong Investment”), Zhengzhou Shensheng Aluminum Foil Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shensheng Aluminum”) and Zhengzhou Aluminum Co., Ltd., the sole shareholder of Shensheng Aluminum (“Zhengzhou Aluminum”). Shentong Investment, Zhengzhou Aluminum and Shensheng Aluminum are referred to collectively in this Agreement as the “Parties.”

RECITALS

(1)	The Parties desire that Shentong Investment provide technology consulting services and relevant services to Shensheng Aluminum, for compensation.

(2)	The Parties are entering into this Agreement to set forth the terms and conditions under which Shentong Investment shall provide consulting services to Shensheng Aluminum.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1 In this Agreement the following terms shall have the following meaning:

“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition,“control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Consulting Services Fee” shall be as defined in Clause 3.1.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body.

“PRC” means the People’s Republic of China.

“Services” means the services to be provided under the Agreement by Shentong Investment to Shensheng Aluminum, as more specifically described in Clause 2; in this Agreement a reference to a Clause, unless the context otherwise requires, is a reference to a clause of this Agreement.

1.2  The headings in this Agreement shall not affect the interpretation of this Agreement.

2  RETENTION AND SCOPE OF SERVICES

2.1 Shensheng Aluminum hereby agrees to retain the services of Shentong Investment, and Shentong Investment accepts such appointment, to provide to Shensheng Aluminum services in relation to the current and proposed operations of Shensheng Aluminum’s business in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation:

(a)	General Business Operation. Advice and assistance relating to development of technology and provision of consultancy services

(b)	Human Resources

(i)
Advice and assistance in relation to the staffing of Shensheng Aluminum, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Shensheng Aluminum;

(ii)	Training of management, staff and administrative personnel;

(iii)	Assistance in the development of sound payroll administrative controls in Shensheng Aluminum;

(iv)	Advice and assistance in the relocation of management and staff of Shensheng Aluminum;

(c)	Research and Development

(i)	Advice and assistance in relation to research and development of Shensheng Aluminum;

(ii)	Advice and assistance in strategic planning; and

(d)	Other. Such other advice and assistance as may be agreed upon by the Parties.

2.2 Exclusive Services Provider. During the term of this Agreement, Shentong Investment shall be the exclusive provider of the Services. Shensheng Aluminum shall not seek or accept similar services from other providers unless the prior written approval is obtained from Shentong Investment.

2.3 Intellectual Properties Related to the Services. Shentong Investment shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties. If Shensheng Aluminum must utilize any intellectual property. Shentong Investment agrees to grant an appropriate license to Shensheng Aluminum on terms and conditions to be set forth in a separate agreement.

2.4  Pledge. Shensheng Aluminum shall permit and cause Shensheng Aluminum’s Zhengzhou Aluminum to pledge the equity interests of Shensheng Aluminum to Shentong Investment for securing the Fee that should be paid by Shensheng Aluminum pursuant to this Agreement.

3. PAYMENT

3.1 General.

(a)
In consideration of the Services provided by Shentong Investment hereunder, Shensheng Aluminum shall pay to Shentong Investment during the term of this Agreement a consulting services fee (the “Consulting Services Fee”), payable in RMB each quarter, equal to all of its revenue for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such quarterly payment shall be made within 15 days after receipt by Shentong Investment of the financial statements referenced above.

(b)	Shentong Investment shall be responsible for all the operational expense and costs of Shensheng Aluminum based on the quarterly financial statement provided under Clause 5.1.

(c)
Shensheng Aluminum will permit. From time to time during regular business hours as reasonably requested by Shentong Investment, or its agents or representatives (including independent public accountants, which may be Shensheng Aluminum’s independent public accountants), (i) to conduct periodic audits of books and records of Shensheng Aluminum, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Shensheng Aluminum (iii) to visit the offices and properties of Shensheng Aluminum for the purpose of examining such materials described in clause (v) above, and (iv) to discuss matters relating to the performance by Shensheng Aluminum hereunder with any of the officers oremployees of Shensheng Aluminum having knowledge of such matters. Shentong Investment may exercise the audit rights provided in the preceding sentence at any time, provided that Shentong Investment provides ten days written notice to Shensheng Aluminum specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Shensheng Aluminum’s normal operation.

3.2 Shensheng Aluminum shall not be entitled to set off any amount it may claim is owed to it by Shentong Investment against any Consulting Services Fee payable by Shensheng Aluminum to Shentong Investment unless Shensheng Aluminum first obtains Shentong Investment’s written consent.

3.3 The Consulting Services Fee shall be paid in RMB by wire transfer to a bank account or accounts specified by Shentong Investment, as may be specified in writing from time to time.

3.4 Should Shensheng Aluminum fail to pay all or any part of the Consulting Service’s Fee due to Shentong Investment in RMB under this Clause 3 within the time limits stipulated, Shensheng Aluminum shall pay to Shentong Investment interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.

3.5 All payments to be made by Shensheng Aluminum hereunder shall be made free and clear of and without deduction for or on account of tax, unless Shensheng Aluminum is required to make such payment subject to the deduction or withholding of tax.

4. FURTHER TERMS OF COOPERATION

4.1 Consulting Services Fees shall be directed in full by Shensheng Aluminum into a bank account(s) nominated by Shentong Investment.

5. UNDERTAKINGS OF SHENTONG INVESTMENT

Shensheng Aluminum hereby agree that, during the term of the agreement:

5.1 Information Covenants. Shensheng Aluminum will furnish to Shentong Investment:

       5.1.1 Preliminary Monthly Reports. Within five (5) days of the end of each calendar month the preliminary income statements and balance sheets of Shensheng Aluminum made up to and as at the end of such calendar month, in each case prepared in accordance with the PRC generally accounting principles, consistently applied.

       5.1.2 Final Monthly Reports. Within ten (10) days after the end of each calendar mouth, a final report from Shensheng Aluminum on the financial position and results of operations and affairs of Shensheng Aluminum made up to and as at the end of such calendar month and for the elapsed portion of the relevant financial year, setting forth in each case in comparative form figures for the corresponding period in the preceding financial year, in each prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

        5.1.3 Quarterly Reports. As soon as available and in any event within forty-five (45) days after each Quarterly Date (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of the Shensheng Aluminum and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date and the related consolidated and consolidating balance sheets as at the end of such quarterly period, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Shensheng Aluminum, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of the Shensheng Aluminum and its subsidiaries, if any, in accordance with PRC general accepted accounting principles applied on a consistent basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statement).

        5.1.4 Annual Audited Accounts. Within six (6) months of the end of the financial year, the annual audited accounts of Shensheng Aluminum to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the PRC generally accepted accounting principles, consistently applite.

        5.1.5 Budgets. At least 90 days before the first day of each financial year of Shensheng Aluminum, a budget in form satisfactory to Shentong Investment (including budgeted statements of income and sources and used of cash and balance sheets) prepared by Shensheng Aluminum for each of the four financial quarters of such financial year accompanied by the statement of the chief financial officer of Shensheng Aluminum to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

        5.1.6 Notice of Litigation. Promptly, and in any event within one (1) business day after an officer of Shensheng Aluminum obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against Shensheng Aluminum which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Shensheng Aluminum and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Shensheng Aluminum.

        5.1.7 Other Information. From time to time, such other information or documents (financial or otherwise) as Shentong Investment may reasonably request.

For purposes of this Agreement, a “Quarterly Date” shall mean the last day of March, June, November and December in each year, the first of which shall be the first such day following the date of this Agreement; provided that if any such day is not a business day in the PRC, then such Quarterly Date shall be the next succeeding business day in the PRC.

5.2 Books, Records and Inspections. Shensheng Aluminum will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Shensheng Aluminum will permit officers and designated representatives of Shentong Investment to visit and inspect, under guidance of officers of Shensheng Aluminum, any of the properties of Shensheng Aluminum, and to examine the books of record and account of Shensheng Aluminum and discuss the affairs, finances and accounts of Shensheng Aluminum with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as Shentong Investment may request.

5.3 Corporate Franchises. Shensheng Aluminum will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.

5.4 Compliance with Statutes, etc. Shensheng Aluminum will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business arid the ownership of its property, including without limitation maintenance of valid and proper government approvals and licenses necessary to provide the services, except that such noncompliances could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of Shensheng Aluminum.

6. NEGATIVE COVENANTS

Shensheng Aluminum covenants and agrees that, during the term of this Agreement, without the prior written consent of Shentong Investment.

6.1 Equity. Shensheng Aluminum will not issue, purchase or redeem any equity or debt securities of Shensheng Aluminum.

6.2 Liens. Shensheng Aluminum will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Shensheng Aluminum whether now owned or hereafter acquired, provided that the provisions of this Clause 6.1 shall not prevent the creation, incurrence, assumption or existence of:

          6.2.1 Liens for taxes not yet due, or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

          6.2.2 Liens in respect of property or assets of Shensheng Aluminum imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Shensheng Aluminum or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

6.3 Consolidation, Merger, Sale of Assets, etc. Shensheng Aluminum will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Shensheng Aluminum may make sales of inventory in the ordinary course of business and (ii) Shensheng Aluminum may, in the ordinary course of business, sell equipment which uneconomic or obsolete.

6.4 Dividends. Shensheng Aluminum will not declare or pay any dividends, or return any capital, to its Zhengzhou Aluminum or authorize or make any other distribution, payment or delivery of property or cash to its Zhengzhou Aluminum as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Shensheng Aluminum with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5 Leases. Shensheng Aluminum will not permit the aggregate payment (including, without limitation, any property taxes paid as additional rent or lease payments) by Shensheng Aluminum under agreements to rent or lease any real or personal property to exceed US$100.000 in any fiscal year of Shensheng Aluminum.

6.6 Indebtedness. Shensheng Aluminum will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Shensheng Aluminum in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Shensheng Aluminum.

6.7 Advances, Investment and Loans. Shensheng Aluminum will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Parry A may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with Customary trade terms.

6.8 Transactions with Affiliates. Shensheng Aluminum will not enter into any transaction or series of related transaction, whether or not in the ordinary course of business, with any Affiliate of Shensheng Aluminum, other than on terms and conditions substantially as favorable to Shensheng Aluminum as would be obtainable by Shensheng Aluminum at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and with the prior written consent of Shentong Investment.

6.9 Capital Expenditures. Shensheng Aluminum will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles in the PRC and including capitalized lease obligations) during any period set forth below (taken as one accounting period) which exceeds in the aggregate for Shensheng Aluminum the amount of commencing in the fiscal year.

6.10 Modifications to Debt Arrangements, Agreements or Articles of Association. Shensheng Aluminum will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any Existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.11 Line of Business. Shensheng Aluminum will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Shensheng Aluminum’s business license except with the prior written consent of Shentong Investment.

7. TERM AND TERMINATION

7.1 This Agreement shall take effect on the date of execution of this Agreement and shall remain in full force and effect unless terminated to Clause 7.2

7.2 This Agreement may be terminated:

       7.2.1 by either Party giving written notice to the other Party if the other Party has committed a material breach of this Agreement (including but not limited to the failure by Shensheng Aluminum to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 14 days, following receipt of such written notice;

       7.2.2 either Party giving written notice to the other Party if the other Shensheng Aluminum comes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they come due;

       7.2.3 by either Party giving written notice to the other Party if, for any reason. The operations of Shentong Investment are terminated;

       7.2.4 by either Party giving written notice to the other Party if the business license or any other license or approval material for the business operations of Shensheng Aluminum is terminated, cancelled or revoked;

       7.2.5 by either Party giving written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of Agreement; or

       7.2.6 by election of Shentong Investment with or without reason.

7.3 Any Party electing properly to terminate this Agreement pursuant to Clause 7.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability Shensheng Aluminum to pay any Consulting Services Fees already accrued or due and payable to Shentong Investment. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Shentong Investment by Shensheng Aluminum hereunder, as well as all other amounts accrued but not yet payable to Shentong Investment by Shensheng Aluminum, shall forthwith become due and payable by Shensheng Aluminum to Shentong Investment.

8. SHENSHENG ALUMINUM’S REMEDY UPON SHENTONG INVESTMENT’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Shentong Investment shall be entitled to remedies permitted under PRC laws, including without limitation compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

9. AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, Partner, legal representative, attorney or employee of the other for any purpose whatsoever, Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

10. GOVERNING LAW AND INRISDICTION

10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States.

10.2 Dispute Resolution. Any disputes arising from and related to this Agreement shall be settled by both parties through bona fide negotiations. If a dispute cannot be resolved through bona fide negotiations within ninety (90) days, parties hereby elect to United States District Court for the Southern District of New York to retain jurisdiction.

10.4 Cooperation, Disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

10.5 Continuing Obligations. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

11. ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Shentong Investment, however, may assign its rights and obligations hereunder to an Affiliate.

12. NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follow: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

13. OTHERS

13.1 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.2 Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

13.3 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

13.4 No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

13.5 This Agreement shall be executed in two originals in English.

      IN WITNESS WHEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

Zhengzhou Shentong Investment Consulting Co., Ltd.

By:/s/  Dongwei Zhang
      Dongwei Zhang

Executive Director

Zhengzhou Shensheng Aluminum Foil Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Executive Director

Zhengzhou Aluminum Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Chairman of the Board